                                                                    EXHIBIT 4.46


[CHANCERY CLERK HOLMES COUNTY, MS STAMP]

                                                                     Mississippi

                           DEED OF TRUST, SECURITY
                      AGREEMENT, FINANCING STATEMENT AND
                        ASSIGNMENT OF RENTS AND LEASES


                                           [FILING STAMP - STATE OF MISSISSIPPI]


     THIS DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF RENTS AND LEASES ("Deed of Trust") entered into as of the 20th day of December, 1993 by MISSISSIPPI-34 CELLULAR CORPORATION, a Mississippi corporation (hereinafter called "Grantor"), having a place of business at 1647 Deposit Guaranty Building, Jackson Mississippi 39211 to LOUIS B. FONTANA, JR., having an address at 44 Whippany Road, Morristown, New Jersey, 07962 ("Trustee") for the benefit of AT&T CREDIT CORPORATION, a Delaware corporation with an office located at 2 Gatehall Drive, Parsippany, New Jersey 07054-0827 ("Beneficiary"). Except as otherwise provided herein, all capitalized terms used but not defined herein shall have the respective meanings given to them in the Loan Agreement (as hereinafter defined).

                                 WITNESSETH:

     WHEREAS, Grantor and Beneficiary have entered into a certain Loan and Security Agreement, dated as of December 20, 1993 (the Loan Agreement and any and all renewals, extensions for any period, increases or rearrangements thereof is referred to as the "Loan Agreement"), providing for the extension of credit and certain other financial accommodations from time to time by Beneficiary to Grantor in an aggregate amount not to exceed Nine Million Nine Hundred Eighty Thousand and no/100 Dollars ($9,980,000.00); and

     WHEREAS, pursuant to the provisions of the Loan Agreement, Grantor has executed and delivered to Beneficiary (i) that certain Equipment Note, dated of even date herewith, in the principal amount of Two Million One Hundred Thirty Eight Thousand Eight Hundred Thirty Six and 03/100 Dollars ($2,138,836.03), and
(ii) that certain Capital Note, dated of even date herewith, in the principal amount of One Million Six Hundred Eighty Four Thousand Nine Hundred Eighty Seven and 01/100 Dollars ($1,684,987.01); and Grantor may hereafter from time to time execute and deliver to Beneficiary additional Equipment

This document was prepared by
and after recording should be
returned to:

James L. Marovitz
Sidley & Austin
One First National Plaza
Chicago, Illinois  60603
Telephone:  (312) 853-7617





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Notes and Capital Notes, the total principal amount of which, when combined with the Equipment Note and the Capital Note dated of even date herewith, will not exceed Nine Million Nine Hundred Eighty Thousand and no/100 Dollars ($9,980,000.00) (the Equipment Notes and the Capital Notes and any and all renewals, extensions for any period, increases, consolidations or rearrangements thereof are jointly hereinafter referred to as the "Note"); and

     WHEREAS, as a condition to Beneficiary's extension of certain financial accommodations to Grantor including, without limitation, the extension of credit evidenced by the Note and pursuant to the Loan Agreement, Beneficiary has required that Grantor enter into this Deed of Trust and grant to Beneficiary the liens and security interests referred to herein to secure (i) the payment of the principal amount evidenced by the Note together with interest thereon;
(ii) payment of the principal amount, together with interest thereon, of all present and future advances of money made by Beneficiary to Grantor, as well as all other Obligations (all as defined and provided in the Loan Agreement) of Grantor to Beneficiary; and (iii) other payment and performance obligations related to this Deed of Trust (the aforesaid Obligations of Grantor to Beneficiary, together with the obligations evidenced by the Note plus interest and other payment and performance obligations being hereinafter referred to collectively as the "Liabilities"); and

     WHEREAS, the Liabilities secured hereby shall not exceed an aggregate principal amount, at any one time oustanding of Fifteen Million and no/100 Dollars ($15,000,000.00), provided, that the foregoing limitation shall apply only to the lien upon the real property created by this Deed of Trust, and it shall not in any manner limit, affect or impair any grant of a security interest or other right in favor of the Beneficiary under the provisions of the Loan Agreement or under any other security agreement at any time executed by Grantor;

     NOW, THEREFORE, in consideration of the premises contained herein and to secure payment of the Liabilities and in consideration of One Dollar ($1.00) in hand paid, receipt whereof is hereby acknowledged, Grantor does hereby irrevocably grant, bargain, sell, remise, release, alien, convey, confirm mortgage and warrant to Trustee, IN TRUST, WITH POWER OF SALE, its successors and assigns, the following described real estate (the "Land") in Holmes County, Mississippi, and does further grant a security interest to Beneficiary, its successors and assigns, in all Personal Property (as defined below) as well as all Mortgaged Property (as defined below) as may be secured under the Uniform Commercial Code (the "Code") in effect in the State of Mississippi (the "State"):

     See Exhibit A attached hereto and by this reference made a part hereof for the legal description of the Land





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which Land, together with all right, title and interest, if any, which Grantor may now have or hereafter acquire in and to all improvements, buildings and structures thereon of every nature whatsoever, is herein called the "Premises."

         TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Grantor may now have or hereafter acquire in and to (a) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining said Land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, and (b) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in subparagraphs (a) and (b) above (hereinafter the "Property Rights").

         TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Grantor may now or hereafter acquire in and to all fixtures and appurtenances of every nature whatsoever now or hereafter located in, on or attached to, and used or intended to be used in connection with, or with the operation of, the Premises, including, but not limited to (a) all apparatus, machinery and equipment of Grantor and (b) all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the foregoing (the items described in the foregoing clauses (a) and (b) being the "Fixtures"); as well as all personal property and equipment of every nature whatsoever now or hereafter located in or on the Premises, including but not limited to (c) accounts, contract rights, general intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, documents, documents of title; (d) inventory; (e) equipment; (f) all of Grantor's deposit accounts (general or special) with and credits and other claims against Beneficiary, or any other financial institution with which Grantor maintains deposits; (g) all of Grantor's now owned or hereafter acquired monies, and any and all other property and interests in property of Grantor now or hereafter coming into the actual possession, custody or control of Beneficiary or any agent or affiliate of Beneficiary in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (h) all insurance proceeds of or relating to any of the foregoing; (i) all insurance proceeds relating to any key man life insurance policy covering the life of any officer or director of Grantor; (j) all of Grantor's books and records relating to any of the foregoing; and (k) all





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accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing clauses (c) through (j) (the items described in the foregoing clauses (c) through (k) and any other personal property referred to in this paragraph being the "Personal Property"). It is mutually agreed, intended and declared that the Premises and all of the Property Rights and Fixtures owned by Grantor (referred to collectively herein as the "Real Property") shall, so far as permitted by law, be deemed to form a part and parcel of the Land and for the purpose of this Deed of Trust to be real estate and covered by this Deed of Trust. It is also agreed that if any of the property herein mortgaged is of a nature so that a security interest therein can be perfected under the Code in effect in the State, this instrument shall constitute a security agreement, fixture filing and financing statement, and Grantor agrees to execute, deliver and file or refile any financing statement, continuation statement, or other instruments Beneficiary may reasonably require from time to time to perfect or renew such security interest under the Code. To the extent permitted by law, (i) all of the Fixtures are or are to become fixtures on the Land and (ii) this instrument, upon recording or registration in the real estate records of the proper office, shall constitute a "fixture-filing" within the meaning of Sections 9-313 and 9-402 of the Code. Subject to the terms and conditions of the Loan Agreement, the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be as prescribed herein or by general law, or, as to that part of the security in which a security interest may be perfected under the Code, by the specific statutory consequences now or hereafter enacted and specified in the Code, all at Beneficiary's sole election.

         TOGETHER WITH all the estate, right, title and interest of the Grantor in and to (i) all judgments, insurance proceeds, awards of damages and settlements resulting from condemnation proceedings or the taking of the Real Property, or any part thereof, under the power of eminent domain or for any damage (whether caused by such taking or otherwise) to the Real Property, or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Real Property or any part thereof; and (except as otherwise provided herein or in the Loan Agreement) the Beneficiary is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and to apply the same as provided in the Loan Agreement; and (ii) all contract rights, general intangibles, actions and rights in action relating to the Real Property or the Personal Property including, without limitation, all rights to insurance proceeds and unearned premiums arising from or relating to damage to the Real Property or the Personal Property; and (iii) all proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Real Property and the Personal Property. (The rights and interests described in this paragraph shall hereinafter be called the "Intangibles".)





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         As additional security for the Liabilities secured hereby, Grantor (i)
does hereby pledge and assign to Beneficiary from and after the date hereof (including any period of redemption), primarily and on a parity with the Real Property, and not secondarily, all the rents, issues and profits of the Real Property and all rents, issues, profits, revenues, royalties, bonuses, rights and benefits due, payable or accruing (including all deposits of money as advance rent, for security or as earnest money or as down payment for the purchase of all or any part of the Real Property) (the "Rents") under any and all present and future leases, contracts or other agreements relative to the ownership or occupancy of all or any portion of the Real Property, and (ii) except to the extent such a transfer or assignment is not permitted by the terms thereof, does hereby transfer and assign to Beneficiary all such leases and agreements (including all Grantor's rights under any contracts for the sale of any portion of the Mortgaged Property and all revenues and royalties under any oil, gas and mineral leases relating to the Real Property) (the "Leases"). Beneficiary hereby grants to Grantor the right to collect and use the Rents as they become due and payable under the Leases, but not more than one (1) month in advance thereof, unless an Event of Default shall have occurred provided that the existence of such right shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Grantor, and any such subsequent assignment shall be subject to the rights of the Beneficiary under this Deed of Trust. Grantor further agrees to execute and deliver such assignments of leases or assignments of land sale contracts as Beneficiary may from time to time request. In the event of an Event of Default
(1) the Grantor agrees, upon demand, to deliver to the Beneficiary all of the Leases with such additional assignments thereof as the Beneficiary may request and agrees that the Beneficiary may assume the management of the Real Property and collect the Rents, applying the same upon the Liabilities in the manner provided in the Loan Agreement, and (2) the Grantor hereby authorizes and directs all tenants, purchasers or other persons occupying or otherwise acquiring any interest in any part of the Real Property to pay the Rents due under the Leases to the Beneficiary upon request of the Beneficiary. Grantor hereby appoints Beneficiary as its true and lawful attorney in fact to manage said property and collect the Rents, with full power to bring suit for collection of the Rents and possession of the Real Property, giving and granting unto said Beneficiary and unto its agent or attorney full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in the protection of the security hereby conveyed; provided, however, that (i) this power of attorney and assignment of rents shall not be construed as an obligation upon said Beneficiary to make or cause to be made any repairs that may be needful or necessary and (ii) Beneficiary agrees that until such Event of Default as aforesaid, Beneficiary shall permit Grantor to perform the aforementioned management responsibilities. Upon Beneficiary's receipt of the Rents, at Beneficiary's option, it





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may use the proceeds of the Rents to pay: (1) reasonable charges for collection thereof, costs of necessary repairs and other costs requisite and necessary during the continuance of this power of attorney and assignment of rents, (2) general and special taxes, insurance premiums, and (3) any or all of the Liabilities pursuant to the provisions of the Loan Agreement. This power of attorney and assignment of rents shall be irrevocable until this Deed of Trust shall have been satisfied and released of record and the releasing of this Deed of Trust shall act as a revocation of this power of attorney and assignment of rents. Beneficiary shall have and hereby expressly reserves the right and privilege (but assumes no obligation) to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with the provisions of the Loan Agreement.

         All of the property described above, and each item of property therein described, not limited to but including the Land, the Premises, the Property Rights, the Fixtures, the Personal Property, the Real Property, the Intangibles, the Rents and the Leases, is herein referred to as the "Mortgaged Property."

         Nothing herein contained shall be construed as constituting the Beneficiary a mortgagee-in-possession in the absence of the taking of actual possession of the Mortgaged Property by the Beneficiary. Nothing contained in this Deed of Trust shall be construed as imposing on Trustee or Beneficiary any of the obligations of the lessor under any Lease of the Mortgaged Property in the absence of an explicit assumption thereof by Trustee or Beneficiary. In the exercise of the powers herein granted the Beneficiary, except as provided in the Loan Agreement, no liability shall be asserted or enforced against the Trustee or Beneficiary, all such liability being expressly waived and released by Grantor.

         TO HAVE AND TO HOLD the Mortgaged Property, properties, rights and privileges hereby conveyed or assigned, or intended so to be, unto Beneficiary, its beneficiaries, successors and assigns, forever for the uses and purposes herein set forth. Grantor hereby releases and waives all rights under and by virtue of the Homestead Exemption Laws, if any, of the State and Grantor hereby covenants, represents and warrants that, at the time of the ensealing and delivery of these presents, Grantor is well seized of the Mortgaged Property in fee simple and with full legal and equitable title to the Mortgaged Property, and with good right, full power and lawful authority to sell, assign, convey and mortgage the Mortgaged Property, and that the title to the Mortgaged Property described in Exhibit A attached hereto is free and clear of encumbrances, except as described on Exhibit B attached hereto and made a part hereof, and that, except for the encumbrances set forth on Exhibit B, Grantor will forever defend the same against all lawful claims.





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         The following provisions shall also constitute an integral part of this Deed of Trust:

         1. Payment of Taxes on the Deed of Trust. Without limiting any of the provisions of the Loan Agreement, Grantor agrees that, if the United States or any department, agency or bureau thereof or if the State or any of its subdivisions having jurisdiction shall at any time require documentary stamps to be affixed to this Deed of Trust or shall levy, assess, or charge any tax, assessment or imposition upon this Deed of Trust or the credit or indebtedness secured hereby or the interest of Beneficiary in the Premises or upon Beneficiary by reason of or as holder of any of the foregoing then, Grantor shall pay for such documentary stamps in the required amount and deliver them to Beneficiary or pay (or reimburse Beneficiary for) such taxes, assessments or impositions. Grantor agrees to exhibit to Beneficiary, at any time upon request, official receipts showing payment of all taxes, assessments and charges which Grantor is required or elects to pay under this paragraph. Grantor agrees to indemnify Beneficiary against liability on account of such documentary stamps, taxes, assessments or impositions, whether such liability arises before or after payment of the Liabilities and regardless of whether this Deed of Trust shall have been released.

         2. Leases Affecting the Real Property. Grantor agrees faithfully to perform all of its obligations under all present and future Leases at any time assigned to Beneficiary as additional security, and to refrain from any action or inaction which would result in termination of any such Leases or in the diminution of the value thereof or of the Rents due thereunder. All future lessees under any Lease made after the date of recording of this Deed of Trust shall, at Beneficiary's option and without any further documentation, attorn to Beneficiary as lessor if for any reason Beneficiary becomes lessor thereunder, and, upon demand, pay rent to Beneficiary, and Beneficiary shall not be responsible under such lease for matters arising prior to Beneficiary becoming lessor thereunder.

         3. Use of the Real Property. Grantor agrees that it shall not permit the public to use the Real Property in any manner that might tend, in Beneficiary's reasonable judgment, to impair Grantor's title to such property or any portion thereof, or to make possible any claim or claims of easement by prescription or of implied dedication to public use.

         4. Indemnification. Grantor shall not use or permit the use of any part of the Real Property for an illegal purpose, including, without limitation, the violation of any environmental laws, statutes, codes, regulations or practices. Without limiting any indemnification Grantor has granted in the Loan Agreement, Grantor agrees to indemnify and hold harmless Beneficiary from and against any and all losses, suits, liabilities, fines, damages, judgments, penalties, claims,





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charges, costs and expenses (including reasonable attorneys' and paralegals'
fees, court costs and disbursements) which may be imposed on, incurred or paid by or asserted against the Real Property by reason or on account of or in connection with (i) the construction, reconstruction or alteration of the Real Property, (ii) any negligence or misconduct of Grantor, any lessee of the Real Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees, (iii) any accident, injury, death or damage to any person or property occurring in, on or about the Real Property or any street, drive, sidewalk, curb or passageway adjacent thereto, or (iv) any other transaction arising out of or in any way connected with the Mortgaged Property (provided that Grantor shall have no obligation to Beneficiary under this paragraph with respect to any indemnified matters caused by or resulting from the willful misconduct or gross negligence of the Beneficiary).

         5. Insurance. Grantor shall, at its sole expense, obtain for, deliver to, assign and maintain for the benefit of Beneficiary, until the Liabilities are paid in full, insurance policies as specified in the Loan Agreement. In the event of a casualty loss, the net insurance proceeds from such insurance policies shall be paid and applied as specified in the Loan Agreement.

         6. Condemnation Awards. Grantor hereby assigns to Beneficiary, as additional security, all awards of damage resulting from condemnation proceedings or the taking of or injury to the Real Property for public use, and Grantor agrees that the proceeds of all such awards shall be paid and applied as specified in the Loan Agreement.

         7. Remedies. Subject to the provisions of the Loan Agreement, upon the occurrence of an Event of Default under the terms of the Loan Agreement, in addition to any rights and remedies provided for in the Loan Agreement, and to the extent permitted by applicable law, the following provisions shall apply:

         (a) Beneficiary's Power of Enforcement. It shall be lawful for Trustee, at the request of Beneficiary, to sell the Mortgaged Property or a sufficiency thereof, to satisfy the Liabilities at public outcry to the highest bidder for cash or on such other terms as Trustee may elect. Sale of the Mortgaged Property shall be advertised for 3 consecutive weeks preceding the sale in a newspaper published in the county where the Mortgaged Property is situated, or if none is so published, then in some newspaper having a general circulation therein, and by posting notice of sale for the same time at the courthouse of the same county. The notice and advertisement shall disclose the names of the original Grantor in this Deed of Trust. Grantor waives the provisions of Section 89-1-55 of the Mississippi Code of 1972, as amended, if any, as far as such section restricts the right of Trustee to offer at sale more than 160 acres at a time,





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and Trustee may offer the Mortgaged Property herein conveyed as a whole, regardless of how it is described. If the Mortgaged Property is situated in two or more counties, or in two judicial districts of the same county, Trustee shall have full power to select in which county, or judicial district, the sale of the Mortgaged Property is to be made, newspaper advertisement published and notice of sale posted, and Trustee's selection shall be binding upon Grantor and Beneficiary. Any officer of Beneficiary may declare Grantor to be in default and request Trustee to sell the Mortgaged Property. Beneficiary shall have the same right to purchase the Mortgaged Property at the foreclosure sale as would a purchaser who is not a party to this Deed of Trust. At any sale hereunder, Trustee may, from time to time, adjourn said sale to a later date without readvertising the sale by giving notice of the time and place of such continued sale at the time Trustee shall make said adjournment. Trustee shall have full power to conduct any sale hereunder through an agent duly appointed by him for that purpose and said appointment need not be recorded. Out of the proceeds arising from said sale, the costs and expenses of conducting the sale and enforcing this Deed of Trust, including a reasonable Trustee's fee and the attorneys' fee prescribed in the Note and this Deed of Trust, shall first be paid, next, the amount of the Liabilities then remaining unpaid shall be paid, and, lastly, any balance remaining shall be paid to Grantor or to any other person lawfully entitled thereto. Grantor shall remain liable for any deficiency on the Liabilities. Notwithstanding the foregoing, Beneficiary may sue and recover judgment an the Liabilities or any part thereof without first requesting Trustee to exercise the power of sale granted hereunder and may seek to collect any judgment so obtained by exercising the power of sale hereunder. If instituting suit on the Liabilities or any part thereof, Beneficiary may later abandon, stay or postpone such suit and request Trustee to exercise the power of sale granted hereunder and thereafter recover judgment on the Liabilities to the extent remaining unsatisfied. The power of sale granted hereunder may be exercised as to all or any part of the Mortgaged Property, and Beneficiary may sue and recover judgment on the Liabilities to the extent remaining unsatisfied after the sale. Neither institution of suit on the Liabilities or any part thereof nor exercise of the power of sale granted hereunder as to less than all of the Mortgaged Property shall affect this Deed of Trust as to the Mortgaged Property not sold pursuant to the power of sale granted hereunder. The court in which any proceeding is pending for the purpose of foreclosure of this Deed of Trust may, at once or at any time thereafter, either before or after sale, without notice and without requiring bond, and without regard to the solvency or insolvency of any person liable for payment of the Liabilities secured hereby, and without regard to the then value of the Mortgaged Property or the occupancy thereof as a homestead, appoint a receiver (the provisions for the appointment of a receiver and assignment of rents being an express condition upon which the Loan hereby secured is made) for the benefit of Beneficiary, with power to collect the Rents, due and to become





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due, during such foreclosure suit and the full statutory period of redemption notwithstanding any redemption. The receiver, out of the Rents when collected, may pay costs incurred in the management and operation of the Real Property, prior and subordinate liens, if any, and taxes, assessments, water and other utilities and insurance, then due or thereafter accruing, and may make and pay for any necessary repairs to the Real Property, and may pay all or any part of the Liabilities or other sums secured hereby or any deficiency decree entered in such foreclosure proceedings. Upon or at any time after the filing of a suit to foreclose this Deed of Trust, the court in which such suit is filed shall have full power to enter an order placing Beneficiary in possession of the Real Property with the same power granted to a receiver pursuant to this subparagraph and with all other rights and privileges of a mortgagee-in-possession under applicable law.

         (b) Beneficiary's Right to Enter and Take Possession, Operate and Apply Income. Beneficiary shall, at its option, have the right, acting through its agents or attorneys, either with or without process of law, forcibly or otherwise, to enter upon and take possession of the Real Property, expel and remove any persons, goods, or chattels occupying or upon the same, to collect or receive all the Rents, and to manage and control the same, and to lease the same or any part thereof, from time to time, and, after deducting all reasonable attorneys' fees and expenses, and all reasonable expenses incurred in the protection, care, maintenance, management and operation of the Real Property, distribute and apply the remaining net income in accordance with the terms of the Loan Agreement or upon any deficiency decree entered in any foreclosure proceedings.

         8. Application of the Rents or Proceeds from Foreclosure or Sale. In any foreclosure of this Deed of Trust by judicial action, in addition to any of the terms and provisions of the Loan Agreement, there shall be allowed and included in the decree for sale to be paid out of the Rents or the proceeds of such foreclosure proceeding and/or sale:

         (a) Liabilities. All of the Liabilities and other sums secured hereby which then remain unpaid; and

         (b) Other Advances. All other items advanced or paid by Beneficiary pursuant to this Deed of Trust; and

         (c) Costs, Fees and Other Expenses. All court costs, reasonable attorneys' and paralegals' fees and expenses, appraiser's fees, advertising costs, filing fees and transfer taxes, notice expenses, expenditures for documentary and expert evidence, stenographer's charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title guarantees, title insurance policies, Torrens certificates and similar data with respect to title which





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Beneficiary in the reasonable exercise of its judgment may deem necessary. All such expenses shall become additional Liabilities secured hereby when paid or incurred by Beneficiary in connection with any proceedings, including but not limited to probate and bankruptcy proceedings, to which Beneficiary shall be a party, either as plaintiff, claimant or defendant, by reason of this Deed of Trust or any indebtedness hereby secured or in connection with the preparations for the commencement of any suit for the foreclosure, whether or not actually commenced, or sale by advertisement. The proceeds of any sale (whether through a foreclosure proceeding or Beneficiary's exercise of the power of sale) shall be distributed and applied in accordance with the terms of the Loan Agreement.

         9. Cumulative Remedies; Delay or Omission Not a Waiver. Each remedy or right of Beneficiary shall not be exclusive of but shall be in addition to every other remedy or right now or hereafter existing at law or in equity. No delay in the exercise or omission to exercise any remedy or right accruing on the occurrence or existence of any Event of Default shall impair any such remedy or right or be construed to be a waiver of any such Event of Default or acquiescence therein, nor shall it affect any subsequent Event of Default of the same or different nature. Every such remedy or right may be exercised concurrently or independently and when and as often as may be deemed expedient by Beneficiary.

         10. Beneficiary's Remedies against Multiple Parcels. If more than one property, lot or parcel is covered by this Deed of Trust, and if this Deed of Trust is foreclosed upon, or judgment is entered upon any Liabilities secured hereby, or if Beneficiary exercises its power of sale, execution may be made upon or Beneficiary may exercise its power of sale against any one or more of the properties, lots or parcels and not upon the others, or upon all of such properties or parcels, either together or separately, and at different times or at the same time, and execution sales or sales by advertisement may likewise be conducted separately or concurrently, in each case at Beneficiary's election.

         11. No Merger. In the event of a foreclosure of this Deed of Trust or any other mortgage or deed of trust securing the Liabilities, the Liabilities then due the Beneficiary shall not be merged into any decree of foreclosure entered by the court, and Beneficiary may concurrently or subsequently seek to foreclose one or more mortgages or deeds of trust which also secure said Liabilities.

         12. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by a courier service of recognized standing or mailed (or, if by telex, graphic scanning or telecopy communications equipment of the sending party, delivered by such equipment) addressed, as follows:





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
                 if to Grantor:
                          Mississippi-34 Cellular Corporation
                          14th Floor, Calcasieu Marine National Bank
                          One Lakeshore Drive
                          Lake Charles, Louisiana 70604
                          Attn: William L. Henning, Jr.
                          Telecopy No. (318) 433-0587

                 if to Trustee:

                          Louis B. Fontana, Jr.
                          AT&T Capital Corporation
                          44 Whippany Road
                          Morristown, New Jersey 07962-1983
                          Telecopy No. (201) 397-3165

                 if to Beneficiary:

                          AT&T Capital Corporation
                          Capital Markets Division
                          44 Whippany Road
                          Morristown, New Jersey 07962-1983
                          Attn: Operations Manager
                          Telecopy No. (201) 397-4368

                 with a copy to:

                          AT&T Capital Corporation/
                          Capital Markets Division
                          44 Whippany Road
                          Morristown, New Jersey 07962-1983
                          Attn: Chief Counsel
                          Telecopy No. (201) 397-3165

                 with a copy to:

                          Sidley & Austin
                          One First National Plaza
                          Chicago, Illinois 60603
                          Attn: Alan Gabbay
                          Telecopy No. (312) 853-7036

All notices and other communications given to any party hereto in accordance with the provisions of this Deed of Trust shall be deemed to have been given
(a) three days after mailing when sent by registered or certified mail, postage prepaid, return receipt requested, or (b) upon receipt, if by courier service or any telecopy or graphic scanning communications equipment of the sender, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

         13. Extension of Payments. Grantor agrees that, without affecting the liability of any person for payment of the Liabilities secured hereby or affecting the lien of this Deed of Trust upon the Mortgaged Property or any part thereof (other than persons or property explicitly released as a result of the exercise by Beneficiary of its rights and privileges hereunder), Beneficiary may at any time and from time to time, on request of the Grantor, without notice to any person liable for payment of any Liabilities secured hereby, but otherwise subject to the provisions of the Loan Agreement, extend the time, or agree to alter or amend the terms of payment of such Liabilities. Grantor further agrees that any part of the security herein described may be released with or without consideration without affecting the remainder of the Liabilities or the remainder of the security.

         14. Governing Law. Grantor agrees that this Deed of Trust is to be construed, governed and enforced in accordance with the laws of the State. Wherever possible, each provision of this Deed of Trust shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Deed of Trust shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Deed of Trust.

         15. Satisfaction of Deed of Trust. Upon full payment of all the Liabilities, at the time and in the manner provided in the Loan Agreement or upon satisfaction of the conditions set forth in the Loan Agreement for release of the Mortgaged Property from this Deed of Trust, this conveyance or lien shall be null and void and, upon demand therefor following such payment or satisfaction of the conditions set forth in the Loan Agreement for release of the Mortgaged Property, as the case may be, a satisfaction of mortgage or reconveyance of the Mortgaged Property shall promptly be provided by Beneficiary to Grantor.

         16. Successors and Assigns Included in Parties. This Deed of Trust shall be binding upon the Grantor and upon the successors, assigns and vendees of the Grantor and shall inure to the benefit of the Trustee's and the Beneficiary's successors and assigns; all references herein to the Grantor, the Trustee and the Beneficiary shall be deemed to include their respective successors and assigns. Grantor's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Grantor. Wherever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

         17. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Grantor agrees, to the full extent permitted by law, that at all times following an Event of Default, neither Grantor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, or extension laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Deed of Trust or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat; and Grantor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Beneficiary or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. To the full extent permitted by law, Grantor hereby waives any and all statutory or other rights of redemption from sale under any order or decree of foreclosure of this Deed of Trust, on its own behalf and on behalf of each and every person acquiring any interest in or title to the Mortgaged Property subsequent to the date hereof.

         18. Interpretation with Other Documents. Notwithstanding anything in this Deed of Trust to the contrary, in the event of a conflict or inconsistency between the Deed of Trust and the Loan Agreement, the provisions of the Loan Agreement shall govern.

         19. Future Advances. This Deed of Trust is given for the purpose of securing loan advances which the Beneficiary may make to or for Grantor pursuant and subject to the terms and provisions of the Loan Agreement. The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Deed of Trust shall secure unpaid balances of loan advances made after this Deed of Trust is delivered for recordation in the official records of the city or county in which the Mortgaged Property is located, whether made pursuant to an obligation of Beneficiary or otherwise, and in such event, such advances shall be secured to the same extent as if such future advances were made on the date hereof, although there may be no advance made at the time of execution hereof and although there may be no indebtedness outstanding at the time any advance is made. Such loan advances may or may not be evidenced by notes executed pursuant to the Loan Agreement.

         20. Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained in this Deed of Trust shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein or in the Loan Agreement shall not be in any way affected, prejudiced or disturbed thereby. In the event that the application of any of the covenants, agreements, terms or provisions of this Deed of Trust is held to be invalid, illegal or unenforceable, those covenants, agreements, terms and provisions shall not be in any way affected, prejudiced or disturbed when otherwise applied.

         21. Changes. Neither this Deed of Trust nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent permitted by law, any agreement hereafter made by Grantor and Beneficiary relating to this Deed of Trust shall be superior to the rights of the holder of any intervening lien or encumbrance.

         22. Time of Essence. Time is of the essence with respect to the provisions of this Deed of Trust.

         23. Successor Trustee. Beneficiary, or any successor in ownership of any indebtedness secured hereby, may from time to time, by instrument in writing, substitute a successor or successors to any Trustee named herein or acting hereunder, which instrument, executed by the Beneficiary duly acknowledged and recorded in the office of the recorder of the county or counties where the Mortgaged Property is situated, shall be conclusive proof of proper substitution of such successor Trustee or Trustees, who shall, without conveyance from the Trustee predecessor, succeed to all its title, estate, rights, powers and duties. Said instrument must contain the name of the original Grantor, Trustee and Beneficiary hereunder, the recording information where this Deed of Trust is recorded and the name and address of the new Trustee.

         24. Trustee Covenants. Trustee covenants faithfully to perform the trust herein created, being liable, however, only for gross negligence or willful misconduct. Trustee accepts this Trust, when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law. Trustee is not obligated to notify any party hereto or any action or proceeding in which Grantor, Beneficiary or Trustee shall be a party unless brought by Trustee.

         25. Maturity Date. The Liabilities have a final maturity date of September 30, 2002.

         IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written by the person or persons identified below on behalf of Grantor (and said person or persons hereby represent that they possess full power and authority to execute this instrument).

         THE GRANTOR HEREBY DECLARES AND ACKNOWLEDGES THAT THE GRANTOR HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS DEED OF TRUST.

                                        GRANTOR:

                                        MISSISSIPPI-34 CELLULAR CORPORATION

                                        By /s/ WILLIAM L. HENNING, JR.
                                           ----------------------------------
                                        Its  __________ President

Attest:

By /s/ (ILLEGIBLE)
  -------------------------------
Its _________ Secretary

STATE OF LOUISIANA        )
                          )       SS.
COUNTY OF CALCASIEU       )

         Personally appeared before me, the undersigned authority in and for the aforesaid jurisdiction, the within named William L. Henning, Jr., who acknowledged to me that William Henning, Jr. is President of Mississippi-34 Cellular Corporation, a Mississippi corporation, and that Robert Piper signed and delivered the foregoing instrument of writing on the day and year therein mentioned for and on behalf of said corporation as its official act and deed, being duly authorized so to do.

        Given under my hand and official seal this 28th day of December, 1993.



                                        /s/ (ILLEGIBLE)
                                        ------------------------------------
                                                    Notary Public
(Seal)

                                        My Commission Expires: Lifetime

                                        /s/ (ILLEGIBLE)
                                        ------------------------------------
                                        Notary Public in and for the
                                        State of Louisiana

                                                                       EXHIBIT A
             (DESCRIPTION FOR MISSISSIPPI-34 CELLULAR CORPORATION)

A certain parcel of land situated in the NW-1/4 of the NW-1/4, of Section 8, Township 14 North, Range 4 East, Holmes County, Mississippi, containing 0.70 acre, more or less, and being more particularly described as follows:

Commencing at the SE corner of the NW-1/4 of the NW-1/4 of Section 8, Township 14 North, Range 4 East, Holmes County, Mississippi; run thence north 45 degrees 20 minutes 55 seconds west for 523.50 feet to a point, said point hereinafter referred to as the POINT OF BEGINNING: Thence south 82 degrees 18 minutes 24 seconds west along a fence for 53.67 feet; thence south 87 degrees 36 minutes 42 seconds west along a fence for 102.66 feet; thence north 10 degrees 40 minutes 24 seconds east for 181.35 feet; thence south 79 degrees 19 minutes 36 seconds east for 87.71 feet; thence north 37 degrees 10 minutes 04 seconds east for 91.31 feet; thence north 63 degrees 40 minutes 04 seconds east for 47.62 feet to the west line of a gravel county road; thence south 12 degrees 28 minutes 34 seconds west along the west line of said road for 109.34 feet; thence south 15 degrees 31 minutes 52 seconds west along the west line of said road for 142.85 feet to the POINT OF BEGINNING.

INDEXING INSTRUCTION

The property described in this Deed of Trust is located in the NW 1/4 of the NW 1/4 of Section 8, Township 14 North, Range 4 East, Holmes County, Mississippi.

                                                                       EXHIBIT B

                         Permitted Exceptions to Title

         Those title exceptions listed on title policy Z 300598, dated May 6, 1993, issued by Mississippi Valley Title Insurance Company and Old Republic National Title Insurance Company for the property described on Exhibit A hereto.